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ENDO REPORTS FOURTH QUARTER FINANCIAL RESULTS AND REAFFIRMS 2013 FINANCIAL GUIDANCE

•	Total quarterly revenues of $801 million, comparable to prior year.

•
Fourth quarter reported diluted (GAAP) loss per share of $6.35 includes a $640 million non-cash asset impairment charge related primarily to goodwill and other intangible assets attributable to the company's American Medical Systems (AMS) segment.

•	Fourth quarter adjusted diluted EPS of $1.62 increased by 16 percent versus prior year; Full year 2012 adjusted diluted EPS of $5.02 was in-line with financial guidance.

•	Company continues to expect 2013 revenues in the range of $2.80 billion to $2.95 billion.

•	Company continues to expect 2013 adjusted diluted EPS in the range of $4.40 to $4.70;

•	Company expects reported diluted (GAAP) EPS in the range of $2.22 to $2.52.
MALVERN, Pa., Feb 28, 2013-- Endo Health Solutions (Nasdaq: ENDP) today reported total revenues during the fourth quarter of 2012 of $801 million, relatively flat when compared to $803 million in the same quarter of 2011. Endo incurred a net reported loss for the three months ended Dec 31, 2012 of $716 million, compared with reported net income of $37 million reported in the comparable 2011 period.
The net loss reported for the period includes the effect of a non-cash charge in the amount of $714 million for the period to reflect the impairment of certain assets. The primary driver for this charge is a $640 million reduction in goodwill and other intangible assets attributable to the company's AMS segment.
The net reported loss reported for the period also includes a charge in the amount of $232 million for the period reflecting the impact of accruals for legal and other contingencies. The primary driver for this charge is a tentative agreement with the government related to its investigation of the sale, marketing and promotion of LIDODERM® which agreement including an incremental fourth quarter charge results in a total estimate of $194 million for this matter. The remainder of this charge reflects a $92 million reserve for product liability claims.

As detailed in the supplemental financial information below, adjusted net income for the three months ended Dec 31, 2012 was $187 million, compared with $168 million in the same period in 2011. Reported diluted loss per share for the quarter ended Dec 31, 2012 was $6.35, compared with EPS of $0.30 in the fourth quarter of 2011. Adjusted diluted EPS for the same period were $1.62 compared with $1.40 reported in 2011.
Total revenues for the twelve months ended Dec 31, 2012 of $3.03 billion increased 11 percent versus the prior year period. Adjusted diluted EPS for the full year of 2012 were $5.02 which was in-line with the company's previous financial guidance of at or below the range from $5.00 to $5.10.
“Our focus is on the future and in creating and delivering value to our shareholders and our customers,” said Dave Holveck, president and CEO of Endo. “Endo faced a number of challenges in 2012 that we've worked to address, and, in doing so, we believe will result in improved execution in 2013 and beyond.”
FINANCIAL PERFORMANCE AT A GLANCE

($ in thousands, except per share amounts)
	4th Quarter			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Total Revenues	$801,060	$803,406	—%	$3,027,363	$2,730,121	11%
Reported Net Income	$(716,266)	$36,594	NM	$(740,337)	$187,613	NM
Reported Diluted EPS	$(6.35)	$0.30	NM	$(6.40)	$1.55	NM
Adjusted Net Income	$186,586	$168,186	11%	$600,132	$568,153	6%
Adjusted Diluted EPS	$1.62	$1.40	16%	$5.02	$4.69	7%
ENDO PHARMACEUTICALS
Branded pharmaceutical revenues of $455 million for the fourth quarter represents a decrease of 1 percent versus the prior year.
Net sales of LIDODERM® increased 17 percent for the fourth quarter on 4 percent prescription growth. The increase in LIDODERM net sales is primarily a result of changes with respect to royalty obligations among Endo Pharmaceuticals, Hind Healthcare Inc., and Teikoku Seiyaku Co. Ltd.; changes that began in Nov 2011 and have been previously described in our filings with the U.S. Securities and Exchange Commission.

Net sales of Opana® ER decreased 43 percent for the fourth quarter on 37 percent lower prescriptions. The decrease in Opana ER net sales is primarily a result of the Novartis plant closure in Lincoln, Neb. in the first quarter of 2012, which caused some patients to switch to other pain relief products, and a slower return to growth for Opana ER following this disruption.
As captured in our amended Citizen's Petition in Nov 2012, Endo submitted emerging safety data that demonstrate that the introduction in the first quarter of 2012 of the reformulated OPANA ER designed to be crush-resistant, is reducing rates of abuse. Comparisons of abuse rates for OPANA ER, from the third quarter of 2011 through the third quarter of 2012, demonstrate that the reported rate of abuse of the reformulated OPANA ER was reduced by 59 percent, based on the total number of prescriptions dispensed, versus the rate observed for the non-crush-resistant formulation of OPANA ER, which is no longer being manufactured by the company.
Net sales of Voltaren® Gel decreased less than 1 percent for the fourth quarter on 2 percent higher prescriptions. Voltaren Gel net sales for full year 2012 were affected by the Novartis plant closure in Lincoln, Neb. The return to prescription growth for Voltaren Gel has been strong and the product achieved a record high for quarterly total prescription volume during fourth quarter 2012.
QUALITEST
Generic product net sales of $162 million for the fourth quarter 2012 represented an increase of 7 percent over the same period last year. For the full year of 2012 sales increased 12 percent versus prior year and this growth was driven by strong demand for Qualitest's diversified product portfolio and favorable pricing, resulting in expanding gross profit margins. Qualitest remains focused on process improvements and increased efficiencies in order to enhance manufacturing capacity.
In Nov 2012, Qualitest received FDA approval of GildagiaTM, ethinyl estradiol and norethindrone tablets, 0.035mg/0.4mg. Total combined branded and generic sales in the U.S. of these products for the 12 months ended Dec 31, 2012 were approximately $23 million, according to IMS Health.
In Dec 2012, Qualitest received FDA approval of disulfiram tablets a generic version of Antabuse®. Total combined branded and generic sales in the U.S. of these products for the 12 months ended Dec 31, 2012 were approximately $18 million, according to IMS Health.

AMS
Devices sales were $133 million for the fourth quarter 2012 a reported decrease of 6 percent driven by declines in US-based sales. International sales of AMS products increased approximately 5 percent in fourth quarter 2012 versus the prior year period. Men's Health sales decreased 3 percent in the fourth quarter of 2012, compared with same period last year. On a year-to-date pro forma basis, net sales for Men's Health products increased 3 percent. Net sales for AMS's benign prostatic hyperplasia (BPH) business increased 1 percent in the fourth quarter of 2012.
Women's Health sales decreased 18 percent in the fourth quarter of 2012, compared with the same period last year. On a year-to-date pro forma basis, net sales for Women's Health products decreased 24 percent. Net sales declines in Women's Health were driven by year-over-year declines in procedural volumes reflecting recent industry shifts following the FDA's September 2011 advisory committee meeting regarding the use of surgical mesh in pelvic organ prolapse. AMS remains focused on educational activities as part of an overall effort to continue to encourage patients and physicians to discuss the risks and benefits of AMS's surgical mesh devices as an important treatment option for patients who suffer from stress urinary incontinence and pelvic organ prolapse.
HEALTHTRONICS
Services sales of $51 million for the fourth quarter 2012 represented a decrease of 1 percent over the same period last year. The fourth quarter decline in sales for HealthTronics was driven by decreased volumes in lithotripsy services and prostate services. This was partially offset by increased sales of HealthTronics' electronic medical records offerings.
In January, the company announced a partnership agreement for a practice management application that is expected to be integrated with HealthTronics' electronic medical records offerings. Data offerings are expected to be an important component of the evolving HealthTronics strategy in 2013.

2013 Financial Guidance
Endo's estimates are based on estimated results for the year ended Dec 31, 2013 and management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. The company's guidance for reported (GAAP) earnings per share does not include any estimates for potential new corporate development transactions. For the full year ended Dec 31, 2013, Endo estimates:

•	Total revenue to be between $2.80 billion and $2.95 billion

•	Reported (GAAP) diluted earnings per share to be between $2.22 and $2.52

•	Adjusted diluted earnings per share to be between $4.40 and $4.70

•	Capital expenditures to be approximately $120 million
The company's 2013 guidance is based on certain assumptions including:

•	Adjusted gross margin of between 64 percent and 66 percent

•	Adjusted effective tax rate of between 28.5 percent and 29.5 percent

•	Weighted average number of diluted common shares outstanding of approximately 115 million shares for the year ended Dec 31, 2013

•
The company assumes the launch of a non-AB rated, full-line generic extended release oxymorphone in early January resulting in increased competition for the first six months of 2013. The company further assumes no generic competition thereafter due to the anticipated outcome of an FDA decision in late May 2013 that could remove generic formulations of extended release oxymorphone from the market. Consistent with its Citizens Petition, the company continues to believe that sufficient evidence exists to support a determination by FDA that the old formulation of OPANA® ER was discontinued for reasons of safety, which serves the public health. The company's expected revenues for 2013 reflect a reduction in 2013 OPANA ER net sales of 20% versus 2012 net sales, due to the effect of potential erosion in market share from such single, non-AB-rated generic competitor combined with the impact of recent prescription trends reflecting flat market share.

•	The company continues to expect a single generic competitor for LIDODERM in September 2013 as a result of a previously announced settlement agreement with Watson Pharmaceuticals

•	The company expects low-double digit revenue growth from Qualitest and expects low-single digit revenue growth for AMS in 2013.
Balance Sheet Update
During the fourth quarter of 2012, Endo made mandatory payments of approximately $28 million to reduce the outstanding principal of term loan debt associated with the acquisition of AMS. This brings the total repayments on this debt to approximately $652 million, inclusive of approximately $538 million in cumulative voluntary prepayments, through fourth quarter 2012.
Additionally, during the fourth quarter of 2012, Endo repurchased $100 million of its common stock following the Board of Directors' authorization to repurchase up to $450 million of its common stock through March 2015. Additional repurchases may vary based on market conditions, securities law limitations and other factors.
Conference Call Information
Endo will conduct a conference call with financial analysts to discuss this news release today at 4:30 p.m. ET. Investors and other interested parties may call 866-788-0540 (domestic) or +1 857-350-1678 (international) and enter passcode 24422412. Please dial in 10 minutes prior to the scheduled start time.
A replay of the call will be available from Feb 28, 2013 at 6:30 p.m. ET until 12:00 p.m. ET on Mar 14, 2013 by dialing 888-286-8010 (domestic) or +1 617-801-6888 (international) and entering passcode 81861650.
A simultaneous webcast of the call can be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 p.m. ET on Mar 14, 2013. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information
The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations (Non-GAAP) for each of the three months ended Dec 31, 2012 and 2011 (in thousands, except per share data):

Three Months Ended December 31, 2012 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$801,060	$—		$801,060

COSTS AND EXPENSES:
Cost of revenues	307,436	(52,457)	(1)	254,979
Selling, general and administrative	200,325	(18,838)	(2)	181,487
Research and development	43,053	(7,554)	(3)	35,499
Patent litigation settlement items, net	—	—		—
Litigation-related and other contingencies	233,825	(233,825)	(4)	—
Asset impairment charges	714,304	(714,304)	(5)	—
Acquisition-related and integration items, net	6,435	(6,435)	(6)	—
OPERATING (LOSS) INCOME	$(704,318)	$1,033,413		$329,095
INTEREST EXPENSE, NET	44,448	(5,408)	(7)	39,040
OTHER INCOME, NET	(691)	300	(8)	(391)
(LOSS) INCOME BEFORE INCOME TAX	$(748,075)	$1,038,521		$290,446
INCOME TAX	(44,299)	135,669	(9)	91,370
CONSOLIDATED NET (LOSS) INCOME	$(703,776)	$902,852		$199,076
Less: Net income attributable to noncontrolling interests	12,490	—		12,490
NET (LOSS) INCOME ATTRIBUTABLE TO ENDO HEALTH SOLUTIONS INC.	$(716,266)	$902,852		$186,586
DILUTED (LOSS) EARNINGS PER SHARE	$(6.35)			$1.62
DILUTED WEIGHTED AVERAGE SHARES	112,811			114,929
Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)
To exclude amortization of commercial intangible assets related to marketed products of $53,852, an adjustment to the accrual for the payment to Impax related to sales of OPANA ER of $(2,000) and certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company's operations of $605.

(2)
To exclude certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company's operations and other miscellaneous costs totaling $16,089 and amortization of customer relationships of $2,749.

(3)	To exclude milestone payments to partners of $4,173 and certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company's operations of $3,381.

(4)	To exclude the net impact of accruals for litigation-related and other contingencies.

(5)	To exclude asset impairment charges.

(6)
To exclude acquisition-related and integration costs of $6,226 and a loss of $209 recorded to reflect the change in fair value of the contingent consideration associated with the Qualitest acquisition.

(7)	To exclude additional interest expense as a result of adopting ASC 470-20.

(8)	To exclude milestone-related activity.

(9)	To reflect the cash tax savings results from our recent acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Three Months Ended December 31, 2011 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$803,406	$—		$803,406

COSTS AND EXPENSES:
Cost of revenues	294,781	(61,449)	(1)	233,332
Selling, general and administrative	231,393	(5,962)	(2)	225,431
Research and development	55,432	(752)	(3)	54,680
Litigation-related and other contingencies	11,263	(11,263)	(4)	—
Asset impairment charges	93,398	(93,398)	(5)	—
Acquisition-related and integration items, net	4,121	(4,121)	(6)	—
OPERATING INCOME	$113,018	$176,945		$289,963
INTEREST EXPENSE, NET	50,882	(4,938)	(7)	45,944
NET LOSS ON EXTINGUISHMENT OF DEBT	3,371	(3,371)	(8)	—
OTHER INCOME, NET	(491)	—		(491)
INCOME BEFORE INCOME TAX	$59,256	$185,254		$244,510
INCOME TAX	9,343	53,662	(9)	63,005
CONSOLIDATED NET INCOME	$49,913	$131,592		$181,505
Less: Net income attributable to noncontrolling interests	13,319	—		13,319
NET INCOME ATTRIBUTABLE TO ENDO HEALTH SOLUTIONS INC.	$36,594	$131,592		$168,186
DILUTED EARNINGS PER SHARE	$0.30			$1.40
DILUTED WEIGHTED AVERAGE SHARES	120,418			120,418
Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)
To exclude amortization of commercial intangible assets related to marketed products of $51,925, the impact of inventory step-up recorded as part of acquisition accounting of $8,720 and certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company's operations of $804.

(2)
To exclude certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company’s operations of $3,419 and amortization of customer relationships of $2,543.

(3)	To exclude milestone and upfront payments to partners.

(4)
To exclude the accrual of an unfavorable court decision and attorneys’ fees in the matter of Allmed Systems Inc. d/b/a Lisa Laser USA, Inc. and Lisa Laser Products OHG. vs. HealthTronics, Inc., which is currently pending appeal.

(5)	To exclude asset impairment charges.

(6)	To exclude acquisition-related and integration costs of $4,026 and a loss of $95 recorded to reflect the change in fair value of the contingent consideration associated with the Qualitest acquisition.

(7)	To exclude additional interest expense as a result of adopting ASC 470-20.

(8)	To exclude the unamortized debt issuance costs written off and recorded as a loss on extinguishment of debt upon our 2011 prepayments on our Term Loan indebtedness.

(9)	To reflect the cash tax savings results from our recent acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the twelve months ended Dec 31, 2012 and 2011 (in thousands, except per share data):

Twelve Months Ended December 31, 2012 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$3,027,363	$—		$3,027,363

COSTS AND EXPENSES:
Cost of revenues	1,261,093	(325,314)	(1)	935,779
Selling, general and administrative	898,847	(48,882)	(2)	849,965
Research and development	226,120	(63,755)	(3)	162,365
Patent litigation settlement items, net	85,123	(85,123)	(4)	—
Litigation-related and other contingencies	316,425	(316,425)	(5)	—
Asset impairment charges	768,467	(768,467)	(6)	—
Acquisition-related and integration items, net	23,015	(23,015)	(7)	—
OPERATING (LOSS) INCOME	$(551,727)	$1,630,981		$1,079,254
INTEREST EXPENSE, NET	182,834	(20,762)	(8)	162,072
NET LOSS ON EXTINGUISHMENT OF DEBT	7,215	(7,215)	(9)	—
OTHER INCOME, NET	(193)	—		(193)
(LOSS) INCOME BEFORE INCOME TAX	$(741,583)	$1,658,958		$917,375
INCOME TAX	(53,562)	318,489	(10)	264,927
CONSOLIDATED NET (LOSS) INCOME	$(688,021)	$1,340,469		$652,448
Less: Net income attributable to noncontrolling interests	52,316	—		52,316
NET (LOSS) INCOME ATTRIBUTABLE TO ENDO HEALTH SOLUTIONS INC.	$(740,337)	$1,340,469		$600,132
DILUTED (LOSS) EARNINGS PER SHARE	$(6.40)			$5.02
DILUTED WEIGHTED AVERAGE SHARES	115,719			119,545
Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)
To exclude amortization of commercial intangible assets related to marketed products of $216,266, the impact of inventory step-up recorded as part of acquisition accounting of $880, the accrual for the payment to Impax related to sales of OPANA ER of $102,000, net milestone payments of $2,927 and certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company's operations of $3,241.

(2)
To exclude certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company's operations and other miscellaneous costs totaling $37,888 and amortization of customer relationships of $10,994.

(3)	To exclude milestone payments to partners of $57,851 and certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company's operations of $5,904.

(4)	To exclude the net impact of the Watson litigation settlement.

(5)	To exclude the net impact of accruals for litigation-related and other contingencies.

(6)	To exclude asset impairment charges.

(7)
To exclude acquisition-related and integration costs of $22,778 and a loss of $237 recorded to reflect the change in fair value of the contingent consideration associated with the Qualitest acquisition.

(8)	To exclude additional interest expense as a result of adopting ASC 470-20.

(9)	To exclude the unamortized debt issuance costs written off and recorded as a loss on extinguishment of debt upon our 2012 prepayments on our Term Loan indebtedness.

(10)	To reflect the cash tax savings results from our recent acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Twelve Months Ended December 31, 2011 (unaudited)	Actual Reported (GAAP)	Adjustments		Non-GAAP Adjusted
REVENUES	$2,730,121	$—		$2,730,121

COSTS AND EXPENSES:
Cost of revenues	1,065,208	(245,089)	(1)	820,119
Selling, general and administrative	813,271	(26,139)	(2)	787,132
Research and development	182,286	(19,098)	(3)	163,188
Litigation-related and other contingencies	11,263	(11,263)	(4)	—
Asset impairment charges	116,089	(116,089)	(5)	—
Acquisition-related and integration items, net	33,638	(33,638)	(6)	—
OPERATING INCOME	$508,366	$451,316		$959,682
INTEREST EXPENSE, NET	148,024	(18,952)	(7)	129,072
NET LOSS ON EXTINGUISHMENT OF DEBT	11,919	(11,919)	(8)	—
OTHER INCOME, NET	(3,268)	2,636	(9)	(632)
INCOME BEFORE INCOME TAX	$351,691	$479,551		$831,242
INCOME TAX	109,626	99,011	(10)	208,637
CONSOLIDATED NET INCOME	$242,065	$380,540		$622,605
Less: Net income attributable to noncontrolling interests	54,452	—		54,452
NET INCOME ATTRIBUTABLE TO ENDO HEALTH SOLUTIONS INC.	$187,613	$380,540		$568,153
DILUTED EARNINGS PER SHARE	$1.55			$4.69
DILUTED WEIGHTED AVERAGE SHARES	121,178			121,178
Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)
To exclude amortization of commercial intangible assets related to marketed products of $184,496, the impact of inventory step-up recorded as part of acquisition accounting of $49,438, certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company's operations of $2,155 and milestone payments to partners of $9,000.

(2)
To exclude certain integration costs and separation benefits incurred in connection with continued efforts to enhance the company’s operations of $19,666 and amortization of customer relationships of $6,473.

(3)	To exclude milestone and upfront payments to partners.

(4)
To exclude the accrual of an unfavorable court decision and attorneys’ fees in the matter of Allmed Systems Inc. d/b/a Lisa Laser USA, Inc. and Lisa Laser Products OHG. vs. HealthTronics, Inc., which is currently pending appeal.

(5)	To exclude asset impairment charges.

(6)
To exclude acquisition-related and integration costs of $41,001 and a gain of $(7,363) recorded to reflect the change in fair value of the contingent consideration associated with the Indevus and Qualitest acquisitions.

(7)	To exclude additional interest expense as a result of adopting ASC 470-20.

(8)
To exclude the unamortized debt issuance costs written off and recorded as a loss on extinguishment of debt of $8,548 upon the early termination of our 2010 Credit Facility and $3,371 upon our 2011 prepayments on our Term Loan indebtedness.

(9)	To exclude the gain on hedging activities for foreign currencies.

(10)	To reflect the cash tax savings results from our recent acquisitions and the tax effect of the pre-tax adjustments above at applicable tax rates.

Non-GAAP Adjusted net income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, we stress that Non-GAAP Adjusted income and its components are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted net income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted net income and its components are presented solely to permit investors to more fully understand how management assesses performance. See Endo's Current Report on Form 8-K filed today with the Securities and Exchange Commission for an explanation of Endo's reasons for using non-GAAP measures.
Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share Guidance for 2013

	Year Ending
	December 31, 2013
Projected GAAP diluted income per common share	$2.22	To	$2.52
Upfront and milestone-related payments to partners	0.51		0.51
Amortization of commercial intangible assets and inventory step-up	1.88		1.88
Acquisition and integration costs related to recent acquisitions.	0.39		0.39
Watson litigation settlement	(0.38)		(0.38)
Interest expense adjustment for ASC 470-20 and other treasury related items	0.20		0.20
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of recent acquisitions	(0.42)		(0.42)
Diluted adjusted income per common share guidance	$4.40	To	$4.70
The company's guidance is being issued based on certain assumptions including:

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of Feb 28, 2013.
About Endo
Endo Health Solutions Inc. (Endo) is a US-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: Endo Pharmaceuticals, Qualitest, AMS and HealthTronics, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates maximum value for patients, providers and payers alike. Learn more at www.endo.com.

(Tables Attached)
The following tables present Endo's unaudited Net Revenues for the three and twelve months ended Dec 31, 2012 and 2011:
Endo Health Solutions Inc.
Net Revenues (unaudited)
(in thousands)

	Three Months Ended December 31,		Percent Growth	Twelve Months Ended December 31,		Percent Growth
	2012	2011		2012	2011
Endo Pharmaceuticals:
LIDODERM®	$271,378	$232,252	17%	$947,680	$825,181	15%
OPANA® ER	62,556	109,118	(43)%	299,287	384,339	(22)%
Voltaren® Gel	38,390	38,488	—%	117,563	142,701	(18)%
PERCOCET®	29,993	21,835	37%	103,406	104,600	(1)%
FROVA®	15,989	15,994	—%	61,341	58,180	5%
SUPPRELIN® LA	14,639	13,683	7%	57,416	50,115	15%
VANTAS®	5,155	8,366	(38)%	17,507	18,978	(8)%
VALSTAR®	6,346	5,301	20%	27,063	21,521	26%
FORTESTA® Gel	9,063	5,401	68%	30,589	14,869	106%
Other Branded Products	780	4,224	(82)%	2,568	21,751	(88)%
Royalty and Other Revenue	690	3,813	(82)%	13,564	15,532	(13)%
Total Endo Pharmaceuticals	$454,979	$458,475	(1)%	$1,677,984	$1,657,767	1%
Total Qualitest	$161,955	$151,423	7%	$633,265	$566,854	12%
American Medical Systems:
Men's Health	67,151	69,520	(3)%	259,879	145,836	78%
Women's Health	32,458	39,482	(18)%	128,221	85,509	50%
BPH Therapy	33,277	32,966	1%	116,387	68,954	69%
Total AMS	132,886	141,968	(6)%	504,487	300,299	68%
HealthTronics	51,240	51,540	(1)%	211,627	205,201	3%
Total Revenue	801,060	803,406	—%	3,027,363	2,730,121	11%

The following table presents Endo's unaudited Pro forma Net Revenues for the eight quarters ended Dec 31, 2012 giving effect to the AMS acquisition as if it had occurred on Jan 1, 2011:
Endo Health Solutions Inc.
Net Pro Forma Revenues (unaudited)
(in thousands)

	2011				2012
Endo Pharmaceuticals:	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
LIDODERM®	$189,725	$195,840	$207,364	$232,252	$210,014	$228,006	$238,282	$271,378
OPANA® ER	84,615	92,853	97,753	109,118	81,086	93,413	62,232	62,556
Voltaren® Gel	31,298	36,655	36,260	38,488	—	43,690	35,483	38,390
PERCOCET®	26,960	27,675	28,130	21,835	23,380	25,824	24,209	29,993
FROVA®	13,208	14,163	14,815	15,994	15,644	14,002	15,706	15,989
SUPPRELIN® LA	11,222	12,515	12,695	13,683	13,446	14,797	14,534	14,639
VANTAS®	3,545	2,054	5,013	8,366	3,892	4,346	4,114	5,155
VALSTAR®	4,801	5,124	6,295	5,301	6,236	6,087	8,394	6,346
FORTESTA® Gel	(969)	2,028	8,409	5,401	5,822	6,881	8,823	9,063
Other Branded Products	6,970	5,609	4,948	4,224	(265)	1,120	933	780
Royalty and Other Revenue	4,221	3,751	3,829	3,813	4,319	4,620	3,935	690
Total Endo Pharmaceuticals	$375,596	$398,267	$425,511	$458,475	$363,574	$442,786	$416,645	$454,979
Total Qualitest	$134,409	$133,047	$147,975	$151,423	$145,345	$159,895	$166,070	$161,955
American Medical Systems:
Men's Health	67,407	47,790	66,548	69,520	67,440	66,972	58,316	67,151
Women's Health	45,325	46,689	38,240	39,482	33,898	32,466	29,399	32,458
BPH Therapy	28,054	29,784	26,731	32,966	28,828	28,693	25,589	33,277
Total AMS	$140,786	$124,263	$131,519	$141,968	$130,166	$128,131	$113,304	$132,886
HealthTronics(1)	50,103	49,485	54,073	51,540	51,548	54,376	54,463	51,240
Total Revenue	$700,894	$705,062	$759,078	$803,406	$690,633	$785,188	$750,482	$801,060

(1)
The HealthTronics segment does not include the pro forma impact of pre-acquisition revenues from the recently acquired electronic medical records providers, Intuitive Medical Software (IMS) and meridianEMR, Inc.

The following table presents unaudited condensed consolidated Balance Sheet data at Dec 31, 2012 and 2011:

	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$547,916	$547,620
Accounts receivable	690,850	733,222
Inventories, net	357,638	262,419
Other assets	372,830	244,835
Total current assets	$1,969,234	$1,788,096
PROPERTY, PLANT AND EQUIPMENT, NET	385,668	297,731
GOODWILL	2,014,351	2,558,041
OTHER INTANGIBLES, NET	2,098,973	2,504,124
OTHER ASSETS	100,333	144,591
TOTAL ASSETS	$6,568,559	$7,292,583
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,587,827	$993,216
Other current liabilities	140,193	128,562
Total current liabilities	$1,728,020	$1,121,778
DEFERRED INCOME TAXES	516,565	617,677
LONG-TERM DEBT, LESS CURRENT PORTION, NET	3,037,947	3,424,329
OTHER LIABILITIES	152,821	89,208
STOCKHOLDERS' EQUITY:
Total Endo Health Solutions Inc. stockholders’ equity	$1,072,856	$1,977,690
Noncontrolling interests	60,350	61,901
Total stockholders’ equity	$1,133,206	$2,039,591
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,568,559	$7,292,583

The following table presents unaudited condensed consolidated Statement of Cash Flow data for the twelve months ended Dec 31, 2012 and 2011:

	Twelve Months Ended December 31,
	2012	2011
OPERATING ACTIVITIES:
Consolidated net (loss) income	$(688,021)	$242,065
Adjustments to reconcile consolidated net income to Consolidated net (loss) income
Depreciation and amortization	285,524	237,414
Stock-based compensation	59,395	46,013
Amortization of debt issuance costs and premium / discount	36,699	32,788
Other	585,889	44,254
Changes in assets and liabilities which provided cash	454,393	99,581
Net cash provided by operating activities	733,879	702,115
INVESTING ACTIVITIES:
Purchases of property, plant and equipment, net	(98,392)	(57,757)
Acquisitions, net of cash acquired	(3,175)	(2,393,397)
Other	13,100	77,062
Net cash used in investing activities	(88,467)	(2,374,092)
FINANCING ACTIVITIES:
Purchase of common stock, net of issuance of common stock from treasury	(249,938)	(34,702)
Cash distributions to noncontrolling interests	(53,269)	(53,997)
Principal (payments) borrowings on indebtedness, net	(363,040)	1,891,584
Exercise of Endo Health Solutions Inc. stock options	19,358	28,954
Other	1,342	(79,158)
Net cash (used in) provided by financing activities	(645,547)	1,752,681
Effect of foreign exchange rate	431	702
NET INCREASE IN CASH AND CASH EQUIVALENTS	296	81,406
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	547,620	466,214
CASH AND CASH EQUIVALENTS, END OF PERIOD	$547,916	$547,620

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.
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